Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Ohio Quality Income Municipal Fund, formerly, Nuveen Ohio Quality Income Municipal Fund, Inc.

811-06385


The annual meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014; at this meeting the shareholders were asked to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board
Members.

Voting results are as follows:

<c>Common and
 Preferred
shares voting
together as a
class
To approve a new investment management
 agreement

   For
          8,450,761
   Against
            538,108
   Abstain
            476,138
   Broker Non-Votes
          2,417,897
      Total
        11,882,904


To approve a new sub-advisory agreement.


   For
          8,436,588
   Against
            548,387
   Abstain
            480,032
   Broker Non-Votes
          2,417,897
      Total
        11,882,904



Proxy materials are herein
incorporated by reference
to the SEC filing on June 16,
2014, under Conformed
Submission Type 14A, accession
number 0001193125-14-236565.